Sangamo BioSciences Appoints Dr. Geoffrey Nichol as Executive Vice President, Research and Development

RICHMOND, Calif., July 11, 2011 /PRNewswire/ — Sangamo BioSciences, Inc. (NASDAQ: SGMO) today announced the appointment of Geoffrey M. Nichol, B.Med.Sc., M.B., Ch.B., M.B.A., as Executive Vice President, Research and Development effective immediately.  In this newly created position, Dr. Nichol will oversee all of the company's research and clinical development activities and operations.

"I am delighted to welcome Geoff to Sangamo's leadership team," said Edward Lanphier, Sangamo's president and CEO. "His extensive experience in drug development, and particularly therapeutics based on novel technology platforms, will be invaluable to Sangamo as we advance our existing ZFP Therapeutic® programs and continue to expand and prioritize our therapeutic product pipeline.  Geoff has been directly and successfully involved in all aspects of drug discovery and development, from program initiation through all phases of clinical testing to product approval and launch, in both biotechnology and pharmaceutical companies. We are at a very exciting stage in Sangamo's growth and we look forward to his leadership as we move into our next phase of clinical and commercial development."

From 2002 to 2010, Dr. Nichol was Senior Vice President of Product Development at Medarex Inc., a biotechnology company focused on development of therapeutic products based on a fully-human monoclonal antibody platform where he was responsible for all aspects of clinical development, preclinical safety, regulatory affairs and quality assurance. From 1996 to 2002, he held various senior management positions at Novartis Pharmaceuticals, including Vice President, US Medical Affairs and Vice President and Global Head, Project Management, and in the seven years prior held management positions in drug development with SmithKline Beecham Pharmaceuticals.  Most recently, Dr. Nichol has been Chief Medical Officer of Ikaria Inc., a biotherapeutics company.  He has been closely associated with the development of over 15 new drug candidates and the approval and/or launch of several marketed drugs, including Augmentin BID, Foradil® and Yervoy™.

"I am very pleased to join Sangamo at this exciting time for the company," commented Dr. Nichol. "Sangamo's proprietary ZFP technology has proven to be a powerful platform for gene regulation and genome editing with enormous potential for the development of novel drugs to address numerous unmet medical needs.  The company's ongoing Phase 2b clinical trial of a first-in-class, disease-modifying ZFP Therapeutic for diabetic neuropathy, as well as Phase 1 and Phase 1 / 2 trials of its novel approach for HIV/AIDS, represent significant progress in establishing ZFPs as a general platform for therapeutic product development.  I look forward to leading Sangamo's team of talented scientists and clinicians and to directly contributing to the development of many novel ZFP Therapeutic programs."

Dr. Nichol earned his B.Med.Sc., M.B., Ch.B., or the equivalent of an M.D. in the U.S., from Otago University Medical School in New Zealand and received an M.B.A. from Warwick University in the United Kingdom.

About Sangamo
Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and modification.  The most advanced ZFP Therapeutic® development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy. Sangamo also has a Phase 1 / 2 clinical trial and two ongoing Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS as well as a Phase 1 trial of a treatment for recurrent glioblastoma multiforme. Other therapeutic programs are focused on Parkinson's disease, monogenic diseases, neuropathic pain and nerve regeneration.  Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs).  By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function.  Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for gene modification.  Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, the research and development of novel ZFP TFs and ZFNs, and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including uncertainties relating to the initiation and completion of stages of our clinical trials, whether the clinical trials will validate and support the tolerability and efficacy of ZFNs, technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. For a more detailed discussion of these and other risks, please see Sangamo's SEC filings, including the risk factors described in its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

CONTACT: Sangamo BioSciences, Inc., Elizabeth Wolffe, Ph.D., +1-510-970-6000 ext. 271, ewolffe@sangamo.com